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                                                                       Exhibit 1


                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated August 27, 2001 (including amendments thereto) with respect to the Common Stock of Raytel Medical Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 27, 2001

                                BALFOUR LLC

                                By: /s/ Rory Riggs
                                    ------------------------------------------
                                    Rory Riggs, Sole Member



                                    /s/ Rory Riggs
                                ----------------------------------------------
                                Rory Riggs